Exhibit 99.1

      Deckers Outdoor Corporation Reports Record Fourth Quarter and Fiscal Year 2004 Financial Results

    GOLETA, Calif.--(BUSINESS WIRE)--Feb. 24, 2005--Deckers Outdoor Corporation (NASDAQ: DECK)

    --  Fourth Quarter Revenue Increases 108% to a Record $74.2
        Million

    --  Fourth Quarter Diluted EPS Increases 279% to a Record $0.72

    --  Raises Fiscal 2005 EPS Guidance to a Range of $2.45 to $2.55

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced record financial results for the fourth quarter and fiscal year ended December 31, 2004.
    For the quarter ended December 31, 2004, net sales increased 108% to a record of $74.2 million versus $35.7 million in the same period last year. Net income for the quarter rose 275% to $9.2 million, compared to net income of $2.5 million last year, and income per diluted share increased 279% to $0.72, versus income per diluted share of $0.19 in the fourth quarter of 2003. Income per diluted share for the fourth quarter of 2003 was negatively impacted by $0.02 related to the repurchase of preferred stock and the repayment of subordinated debt during the quarter.
    For the year ended December 31, 2004, net sales increased 77% to a record $214.8 million versus $121.1 million last year. Net income increased 179% to $25.5 million, or $2.10 per diluted share, compared to net income of $9.2 million, or $0.77 per diluted share last year.
    Chief Executive Officer, Doug Otto, stated, "We are extremely pleased with our record fourth quarter performance as robust demand for UGG footwear, coupled with improved deliveries from the factories and strong retail sell-throughs, allowed us to once again exceed expectations. Importantly, based on feedback from retailers at the recent WSA Shoe Show we expect this positive trend for UGG to continue going forward. In addition, we were able to further leverage our fixed costs to drive significant gains in operating income and income per share for the fourth quarter. These results represent a tremendous ending to an outstanding year for our Company and we are excited as this momentum continues into 2005."
    Including sales from both the wholesale divisions and the Internet and catalog retailing business, Teva net sales for the year ended December 31, 2004 increased 15% to a record $88.2 million from $76.5 million in 2003; UGG net sales in 2004 increased 215% to $116.2 million versus $36.9 million last year; and, Simple net sales increased 34% to $10.3 million compared to $7.7 million a year ago. Net sales for the Internet and catalog retailing business, which are included in the brand sales numbers above, aggregated approximately $19.9 million for the year ended December 31, 2004, up 206% from $6.5 million for 2003.
    Mr. Otto further stated, "During fiscal 2004, we experienced solid growth in all three brands and made tremendous strides to expand the breadth, depth and reach of each of our product lines. This was evident in Teva's continued strength in the sport sandal category and growing thong and slide business, combined with the ongoing development of closed toe product to reach the much broader overall rugged outdoor footwear market. We continued to experience phenomenal growth for our entire line of UGG footwear, led by boots, slippers, and casual footwear. The successful launch of UGG licensed handbags and outerwear in 2004, as well as the 2005 introduction of UGG licensed cold weather accessories, provides the ideal complement to our footwear products and significantly enhances the true lifestyle nature of the brand. UGG was also named Brand of the Year by Footwear Plus and was recognized with the ACE Award for the "it" accessory of the year by the Accessories Counsel, both tremendous honors. Throughout 2004 we witnessed a resurgence of Simple in the marketplace, including strong performances by the brand's clog and sneaker offerings. We are confident we are on the right track with Simple and that our new product and distribution initiatives will provide further growth opportunities going forward."
    "During the year, we also took a number of important steps to improve our balance sheet and better position the company for the long-term," continued Mr. Otto. "This was highlighted by our successful secondary offering of Deckers common stock in May which allowed us to repay all of our outstanding loans associated with our acquisition of Teva and end fiscal 2004 free of long term debt and with more than $25 million of cash."
    Mr. Otto further commented, "Looking ahead, we are extremely confident about our business both for the first half and second half of fiscal 2005. For Teva, our Spring business is off to a great start and we expect another record season in 2005. At the same time, the first half of 2005 for UGG will include both carryover of Fall 2004 products as well as the shipment of UGG's first ever Spring line, with deliveries beginning in the first quarter of 2005. Our Fall 2005 UGG orders are coming in strong, once again led by our Classic and Ultra boots and slipper collection, as well as demand for our newly introduced cold weather, waterproof, Gortex (R) products and our Metropolitan category which combines sheepskin with high grade suedes and leathers. We will continue to expand our product offerings into additional footwear categories and new licensed products in order to build on UGG's growing status in the luxury goods market."
    Deckers also increased its guidance for 2005. The Company now expects net sales to range from $250 million to $260 million and income per diluted share to range from $2.45 to $2.55, up from the previous guidance of $220 million to $230 million and $2.15 to $2.25 per diluted share, respectively. The Company currently expects annual net sales in 2005 to be approximately $97 to $100 million for Teva, $13 to $15 million for Simple and $140 to $145 million for UGG. For the first quarter ending March 31, 2005, the Company currently expects sales to range from $63 million to $65 million and income per diluted share to range from $0.68 to $0.70.
    Mr. Otto concluded, "Fiscal 2004 was an extraordinary year for Deckers on a number of different levels. Financially, we consistently outperformed expectations for sales and profits; strategically we expanded the lifestyle status of our brands; and operationally we continued to leverage our brands while setting the path for future growth. Our success throughout the year was directly attributable to our powerful portfolio of leading niche brands and the hard work and dedication of our outstanding team. And while we are proud of what we have accomplished to date, we believe that many opportunities still lie ahead. We move forward with a clear and compelling growth strategy and an organization committed to delivering substantial value to our shareholders."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and Ugg(R) brand names, which are also its registered trademarks.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding sales and income per share results for the first quarter of 2005, and for the full year ending December 31, 2005, as well as statements regarding expected demand for UGG in 2005, the company's overall momentum going into 2005, the growth potential for licensed products, growth opportunities for the Company and its brands, the Company's confidence in its business for the first and second half of fiscal 2005, the expectations regarding the Spring 2005 Teva and Ugg business, and the ability to evolve UGG into a luxury consumer lifestyle brand, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, February 24, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk that our licensees will perform under their licenses; the risk that we are unable to accurately forecast consumer demand; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the availability of products, which can affect our ability to fulfill our customers' orders; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; and the threat that terrorism could disrupt commerce in the U.S. and abroad. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, the Company's subsequent Quarterly Reports on Form 10-Q or this news release.


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                             December 31, December 31,
   Assets                                       2004         2003
                                             ------------ ------------

Current assets:
 Cash and cash equivalents                  $ 25,854,000    6,662,000
 Trade accounts receivable, net               41,957,000   18,745,000
 Inventories                                  30,260,000   18,004,000
 Prepaid expenses and other current assets     1,491,000      694,000
 Deferred tax assets                           3,240,000    2,137,000
                                             ------------ ------------
  Total current assets                       102,802,000   46,242,000

Property and equipment, at cost, net           2,838,000    2,969,000
Intangible assets, less applicable
 amortization                                 70,319,000   70,572,000
Other assets                                     592,000    1,243,000
                                             ------------ ------------

                                            $176,551,000  121,026,000
                                             ============ ============

   Liabilities and Stockholders' Equity

Current liabilities:
 Notes payable and current installments of
  long-term debt                            $      -----    3,792,000
 Trade accounts payable                       16,524,000   11,220,000
 Accrued expenses                              9,699,000    4,959,000
 Income taxes payable                          6,725,000    3,468,000
                                             ------------ ------------
  Total current liabilities                   32,948,000   23,439,000
                                             ------------ ------------

Long-term debt, less current installments          -----   26,495,000
Deferred tax liabilities-noncurrent            2,607,000      568,000

Stockholders' equity:
 Preferred stock                                   -----        -----
 Common stock                                    122,000       97,000
 Additional paid-in capital                   71,959,000   27,115,000
 Retained earnings                            68,591,000   43,052,000
 Accumulated other comprehensive income          324,000      260,000
                                             ------------ ------------
  Total stockholders' equity                 140,996,000   70,524,000
                                             ------------ ------------

                                            $176,551,000  121,026,000
                                             ============ ============




                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Income
                             (Unaudited)


                   Three-month period ended         Year ended
                         December 31,              December 31,
                   ------------------------ --------------------------
                          2004        2003          2004         2003
                    ----------- -----------  ------------ ------------

Net sales          $74,172,000  35,717,000   214,787,000  121,055,000
Cost of sales       45,286,000  21,946,000   124,354,000   69,710,000
                    ----------- -----------  ------------ ------------
 Gross profit       28,886,000  13,771,000    90,433,000   51,345,000

Selling, general
 and administrative
 expenses           14,684,000   8,880,000    47,971,000   32,407,000
Litigation income        -----       -----         -----     (500,000)
                    ----------- -----------  ------------ ------------
 Net income from
  operations        14,202,000   4,891,000    42,462,000   19,438,000

Other expense
 (income):
 Interest, net         (25,000)  1,145,000     2,236,000    4,557,000
 Other                   3,000      12,000         3,000       (3,000)
                    ----------- -----------  ------------ ------------
Net income before
 income taxes       14,224,000   3,734,000    40,223,000   14,884,000

Income taxes         4,976,000   1,270,000    14,684,000    5,730,000
                    ----------- -----------  ------------ ------------

Net income           9,248,000   2,464,000    25,539,000    9,154,000

Less preferred
 stock redemption
 premium                 -----    (438,000)        -----     (438,000)
                    ----------- -----------  ------------ ------------

Income applicable
 to common
 stockholders      $ 9,248,000   2,026,000    25,539,000    8,716,000
                    =========== ===========  ============ ============

Net income per
 share:
 Basic             $      0.78        0.21          2.32         0.91
 Diluted                  0.72        0.19          2.10         0.77
                    =========== ===========  ============ ============

Weighted-average
 shares:
 Basic              11,894,000   9,693,000    11,005,000    9,610,000
 Diluted            12,817,000  10,889,000    12,142,000   11,880,000
                    =========== ===========  ============ ============

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon Frey, 203-222-9013